UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 24, 2020
Hamilton Lane Incorporated
(Exact Name of Registrant as specified in its charter)

Delaware	001-38021	26-2482738
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Presidential Blvd.,	4th Floor
Bala Cynwyd,	PA	19004
(Address of principal executive offices)		(Zip Code)

(610) 934-2222
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	HLNE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 24, 2020, our operating company, Hamilton Lane Advisors, L.L.C. (“HLA”), entered into a Multi-Draw Term Loan and Security Agreement (the “Term Loan Agreement”) with First Republic Bank (“First Republic”), which provides for a term loan in the aggregate principal amount of $75 million which may be drawn any time during a period of one year following the closing date of the Term Loan Agreement (the “Term Loan Facility”). The Term Loan Facility is for working capital and general corporate purposes. Borrowings under the Term Loan Facility accrue interest at a rate of 4% and the Term Loan Facility matures on July 1, 2030.

HLA has granted a continuing security interest in substantially all of its personal property assets under the Term Loan Agreement, except for certain excluded assets. The Term Loan Agreement contains covenants that, among other things, limit HLA’s ability to incur indebtedness; transfer or dispose of assets; merge with other companies; create, incur or allow liens; make investments; pay dividends or make distributions; engage in transactions with affiliates; and take certain actions with respect to management fees. The Term Loan Agreement also requires HLA to maintain (i) a specified amount of management fees in each fiscal year during the term of the Term Loan Facility, (ii) a specified tangible net worth during each fiscal year during the term, and (iii) adjusted EBITDA minus dividend distributions (other than tax distributions), on a trailing six-month basis equal to the greater of (a) $40,000,000 and (b) an amount equal to 80% of the trailing six month Adjusted EBITDA minus dividend distributions (other than tax distributions), for the immediately preceding six month period, tested semi-annually.

The Term Loan Agreement contains certain events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representations or warranties, bankruptcy or insolvency proceedings, and a cross-default to HLA’s existing Term Loan and Security Agreement (the “Original Term Loan Agreement”) and Revolving Loan and Security Agreement (the “Revolving Loan Agreement”), both dated August 23, 2017, with First Republic, which remain in place subject to the amendments described below. If an event of default under the Term Loan Agreement occurs and is not waived, First Republic may, among other things, discontinue advancing money or extending credit under the Term Loan Agreement and declare outstanding amounts immediately due and payable. In addition, during the continuance of an event of default, an additional 5% penalty interest rate may apply.

On March 24, 2020, HLA and First Republic also amended the Original Term Loan Agreement and Revolving Loan Agreement. The Original Term Loan Agreement was amended to, among other items, (i) include an incremental term advance of approximately $9.3 million on the closing date of the amendment (bringing the outstandings back to approximately $75 million), (ii) provide for additional uncommitted term advances not to exceed $25 million in the aggregate for a period of 3 years from the closing date of the amendment subject to, among other things, the approval of the lender, (iii) extend the amortization date to July 1, 2020 and the maturity date to July 1, 2027, and (iv) change the interest rate to a floating per annum rate equal to the greater of (a) the Prime Rate minus 1.5% and (b) 2.25%. The Revolving Loan Agreement’s maturity date was amended to March 24, 2023, provided that HLA may request a year-long extension subject to certain conditions precedent, including (i) First Republic’s consent, (ii) submission of the request to extend within a certain timeframe, (iii) payment of an extension fee in an amount equal to 15 basis points of the amount being extended, (iv) no event of default shall have occurred and continue as of the date of the extension, and (v) the representations and warranties shall have remained true and correct in all material respects as of the date of the extension. Additionally, the Revolving Loan’s interest rate was amended to a floating per annum rate equal to the greater of (a) the Prime Rate minus 1.5% and (b) 2.25%.

Investment vehicles managed by HLA enter into ordinary course credit relationships with lenders from time to time on market terms, including First Republic.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1○	Multi-Draw Term Loan and Security Agreement, by and between First Republic Bank and Hamilton Lane Advisors, L.L.C., dated March 24, 2020.
10.2	First Amendment to Term Loan and Security Agreement, by and between First Republic Bank and Hamilton Lane Advisors, L.L.C., dated March 24, 2020.
10.3	First Amendment to Revolving Loan and Security Agreement, by and between First Republic Bank and Hamilton Lane Advisors, L.L.C., dated March 24, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
○ Indicates document is subject to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAMILTON LANE INCORPORATED

Date: March 25, 2020

	By:	/s/ Lydia A. Gavalis
		Name:	Lydia A. Gavalis
		Title:	General Counsel and Secretary